UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 4, 2017
REALPAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34846 (Commission File Number)	75-2788861 (IRS Employer Identification No.)
2201 Lakeside Boulevard
Richardson, Texas 75082
(Address of principal executive offices, including zip code)
(972) 820-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 4, 2017, RealPage, Inc. (“RealPage”), in connection with the completion of its previously announced acquisition of substantially all of the assets and liabilities that comprise the multifamily revenue optimization business of Rainmaker Group Holdings, Inc. (the “Business”), commonly referred to as Rainmaker’s Lease Rent Options (LRO) business (the “Acquisition”), entered into a third amendment (the “Third Amendment”) to the Asset Purchase Agreement dated February 27, 2017 (the “Asset Purchase Agreement”), among RealPage, and RP Newco XX LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of RealPage (“Newco”), and RGH, a Georgia corporation, The Rainmaker Group Ventures, LLC, a Delaware limited liability company (“RGV”), certain other affiliated parties and major equity holders of RGH and RGV (collectively, the “Sellers”), and a designated representative of the Seller equity holders, as previously amended. Pursuant to the Third Amendment, the parties agreed to amend certain provisions of the Asset Purchase Agreement in connection with the closing of the Acquisition, including updating certain representations and warranties provided by the Sellers as of the closing date, and updating the cash amount to be paid by Newco at the closing to reflect certain additional expenses to be paid by Sellers at closing.

The foregoing description of the Third Amendment is qualified in its entirety by the full text of such amendment, which RealPage will file with the SEC as an exhibit to a forthcoming periodic financial report.

Item 2.01	Completion of Acquisition or Disposition of Assets
On December 4, 2017, RealPage completed the Acquisition pursuant to the Asset Purchase Agreement, as amended. Newco acquired substantially all of the assets and liabilities that comprise the Business from certain of the Sellers. Pursuant to the Asset Purchase Agreement, RealPage paid approximately $300 million in cash, subject to reduction for outstanding indebtedness and unpaid transaction expenses, and subject to working capital adjustment, in exchange for the Business. RealPage retained a portion of the purchase price in connection with the Acquisition as a holdback to serve as security for the benefit of RealPage and its affiliates against the indemnification obligations of the Sellers. Subject to any indemnification claims made, the holdback will be released to the Sellers on or shortly after the first anniversary date of the closing of the Acquisition.
The Asset Purchase Agreement contains customary representations and warranties and covenants of RealPage, Newco and the Sellers, as well as indemnification obligations by the Sellers in the event of a breach of such representations, warranties and covenants. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement and as of the specified dates set forth therein, were solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RealPage, Newco or the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change, which subsequent information may or may not be fully reflected in RealPage’s public disclosures.

Item 7.01	Regulation FD Disclosure.
On December 4, 2017, RealPage issued a press release announcing that it has closed the Acquisition. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.
The financial statements required by this item are not included in this filing. The required financial statements will be filed not later than 71 calendar days after December 8, 2017, the date that this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information.
The pro forma financial information required by this item is not included in this filing. The required pro forma financial information will be filed not later than 71 calendar days after December 8, 2017, the date that this Current Report on Form 8-K was required to be filed.

(d)	Exhibits.

Exhibit No.	Description
99.1*	RealPage, Inc. Press Release dated December 4, 2017

*	Furnished herewith.

The information furnished in this Current Report under Item 7.01 shall be deemed "furnished" and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

	By:	/s/ Stephen T. Winn
Stephen T. Winn
Chief Executive Officer, President and Chairman

Date: December 4, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1 *	RealPage, Inc. Press Release dated December 4, 2017

*	Furnished herewith.